SCHEDULE 14C-A ADDITIONAL INFORMATION

[X]	Filed by Registrant

CHECK THE APPROPRIATE BOX:
[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d))
[ ]	Definitive Information Statement
[X]	Additional Information Statement

BOYSTOYS.COM, INC.

(Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (Check The Appropriate Box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	1)	Title of each class of securities to which transaction applies:	Common Stock $0.01 par value
	2)	Aggregate number of securities to which transaction applies:	20,000,000 shares of pre-split common stock
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):	N/A in aggregate cash to be received by Registrant (rule 240.0-11(c)(2)).
	4)	Proposed maximum aggregate value of transaction:	_______________________
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:	_______________________
	2)	Form, Schedule, or Registration Statement No.:	_______________________
	3)	Filing Party:	_______________________
	4)	Date Filed:	_______________________

Important Information Regarding the Availability of Information Statement Materials for the Stockholder Meeting to be held at 11:00 A.M., P.S.T., March 7, 2008 at 7676 Hazard Center Drive, Suite 500, San Diego, California 92108. For directions to the Meeting, see www.boystoysinformationstatement.com. The Meeting will be held to consider the following matters:

(1) The proposal to effect a 200 for 1 reverse split of the Company's Common Stock;

(2) The proposal to amend the Company's Certificate of Incorporation to change the Company's name to Environmental Credits, Ltd.;

(3) The proposal to appoint Stan Lee, C.P.A., as the Company's independent auditor; and

(4) The proposal to increase the Company's authorized common stock to 300,000,000.

This communication presents only an overview of the more complete information statement materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the information statement materials.

The following materials are available for view:

Annual Report of BoysToys.com, Inc. (2006 Form 10-KSB)
Notice of Meeting of Stockholders and Information Statement

To view this material, visit: www.boystoysinformationstatement.com

If you want to receive a paper or e-mail copy of the above listed documents you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery, please make the request as instructed below on or before January 18, 2008

To request material: Internet: www.boystoysinformationstatement.com; Telephone (call collect): 619-895-6900; E-Mail: Amato1@yahoo.com. If requesting information via E-Mail, please note your request in the subject line. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.